Exhibit 10.22


                                             December 21, 1993



Mr. Edward H. Budd
The Travelers Companies
One Tower Square
Hartford, CT  06183

Dear Ed:

          This letter sets forth our agreement with respect to your continued involvement with The Travelers Corporation ("The Travelers") following the merger of The Travelers with Primerica Corporation pursuant to an Agreement and Plan of Merger dated as of September 23, 1993 (the "Merger").

          Following the Merger, you will serve as Chairman of The Travelers Insurance Group Inc. at a salary equal to your current salary at a rate of $800,000 per annum. You will con-tinue to be eligible for a discretionary annual bonus and for welfare, fringe and other employee benefits on the same terms and conditions as other senior executives of the surviving company in the Merger (the "Company"). Following the Merger, you will also serve as a member of the Board of Directors (the "Board") of the Company, and as Chairman of the Executive Committee of the Board.

          You  have  previously   received  awards  of   stock
options, restricted stock and performance stock pursuant to the Company's 1988 Stock Incentive Plan and 1982 Stock Option Plan. Those awards will continue outstanding, under the terms and conditions in effect on the date of this letter, except that upon the consummation of the Merger, your currently outstanding vested and unvested options (the "Rollover Options") will be assumed by the Company pursuant to the terms and conditions set forth in the Primerica Prospectus Supplement, dated December 15, 1993, as modified by the provisions of this letter. The approval of the Merger by the Company's shareholders will be treated as a "Change in Control" for purposes of your restricted stock and performance stock awards. As a result, all of your shares of "time lapse" restricted stock and 50% of your shares of "performance" re-stricted stock will vest at the time of such shareholder ap-proval.

          Immediately following the Merger, but in no event later than January 10, 1994, you will be granted options under the Primerica Corporation Stock Option Plan (the "New Options") to purchase 50,000 shares of common stock of the Company ("Common Stock") at an exercise price per share equal to the fair market value thereof on the date of grant (as de-termined pursuant to the rules established by the Committee administering such Plan), pursuant to the customary form of agreement under such Plan. The New Options will become ex-ercisable in five equal installments on the anniversary of the date of grant (or earlier in accordance with the terms of such
Plan), and will remain exercisable through January 15, 1999 (subject to extension as described below). In addition, following the Merger, you will be granted under the Primerica Corporation Capital Accumulation Plan (the "CAP Plan"), pursuant to the customary form of agreement under the CAP Plan, an aggregate of 40,000 shares of Common Stock, which shares shall become fully vested and no longer subject to re-striction or risk of forfeiture upon December 31, 1995 (or earlier in accordance with the terms of the CAP Plan) regard-less of whether your employment with the Company terminates prior to such date, unless your employment with the Company is involuntarily terminated by the Company for "cause" (as cur-rently defined in The Travelers Severance Plan for Officers).


          If your employment terminates for any reason (including without limitation retirement, death, disability, voluntary termination, or involuntary termination), you will be entitled to benefits under The Travelers Severance Plan for Officers, as in effect at the time of such termination, as if you had been terminated without cause.

          In addition, you will be entitled to receive pension benefits under The Travelers qualified and nonqualified retirement plans for service since 1955 as an employee of The Travelers. You will also receive all benefits and amounts to which you are entitled as a result of your service as a direc-tor of The Travelers, and, additionally, as a director and chief executive officer of The Travelers with service credit to age 65. The actual amount you receive will depend on the date of your termination and the benefit form you select. You may elect to commence receiving such pension benefits im-mediately upon termination of your employment for any reason (such amounts to be determined in accordance with the plans as if you retired on such date with the service credit provided for herein). To the extent that the additional years of age and service credit and the election to commence receiving benefits referred to above are not permitted to be taken into account for purposes of any qualified retirement plans, the Company shall pay the additional amounts that would have been payable to you (or your beneficiary) under such qualified retirement plan if such additional years and such election had been permitted, at the times and in the manner that such amounts would otherwise have been paid under such plan. The payments required by the preceding sentence may be made through a nonqualified retirement plan.

          All New Options and Rollover Options will continue to vest in accordance with the vesting schedule and applicable plan provisions in effect immediately before the termination of your employment and will remain exercisable through January 15, 1999 (in the case of New Options) and December 31, 1998 (or, if sooner, until the final expiration date of any such Rollover Option) (in the case of Rollover Options); provided,
                                                     --------
however, that if on January 15, 1999, you reasonably determine
- -------
that the exercise of any New Option and/or the sale of any Common Stock issuable upon exercise thereof could subject you to liability under the federal securities laws, such January 15, 1999 date will be automatically extended until 30 days following the date on which you reasonably determine that such risk has terminated. If necessary under the terms of the applicable plan in order to permit the vesting or exercisability of New Options or Rollover Options in ac-cordance with the preceding sentence, the Company will continue to maintain your status as an employee (but such status shall not preclude your receipt of benefits under The Travelers Severance Plan for Officers and pension benefits, as set forth above).

          Finally, the provisions of Section XI of The Travel-ers Severance Plan for Officers (entitled "Certain Additional Payments By the Company") as in effect on the date hereof shall apply with respect to all payments, benefits, awards and distributions by The Travelers, the Company, The Travelers Insurance Group Inc., Primerica Corporation and/or any of their respective affiliates to you or for your benefit, whether pursuant to this letter or otherwise.

          Please indicate your acceptance of the terms and conditions set forth in this letter by signing the enclosed copy of this letter in the space provided below and returning it to me.

                                  Very truly yours,

                                  Primerica Corporation



                                  By: /s/ Charles  O. Prince,III
                                     -------------------------

                                      Name:  Charles O. Prince, III
                                      Title: Senior Vice President
                                             and General Counsel


AGREED TO AND ACCEPTED:

/s/ Edward H. Budd
- ------------------
 Edward H. Budd